Exhibit 2(ii)

AGREEMENT

AGREEMENT, dated as of December 30, 2008 (this “Agreement”), by and among American Greetings Corporation, an Ohio corporation (“Parent”), Lakeshore Trading Company, a Delaware limited liability company and an indirect wholly owned Subsidiary of Parent (“Purchaser”), RPG Holdings, Inc., a Delaware corporation (the “Company”), and Recycled Paper Greetings, Inc., an Illinois corporation and a wholly owned Subsidiary of the Company (“Opco” and, together with the Company and its or Opco’s other Subsidiaries, collectively, the “Debtors”).

W I T N E S S E T H:

WHEREAS, Debtors are engaged in the business of manufacturing, marketing and distributing greeting cards (the “Business”);

WHEREAS, the Company and Opco have determined that this Agreement and the transactions contemplated hereby are in their respective best interests;

WHEREAS, the Debtors propose to file voluntary petitions for relief under Chapter 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), on the date identified on the signature page to this Agreement as the “Petition Date” (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and such proceedings, collectively, the “Bankruptcy Case”) and, simultaneously therewith, file (i) motions seeking Bankruptcy Court approval of this Agreement, the payment of the Break-Up Fee (as defined below) pursuant to this Agreement and the DIP Loan Agreement (as defined below) and (ii) a plan of reorganization in the form attached hereto as Exhibit A (as it may be amended from time to time consistent with this Agreement, the “Plan”) and a disclosure statement (the “Disclosure Statement”) in substantially the form attached hereto as Exhibit B; and

WHEREAS, in connection with the foregoing, holders of Opco’s First-Lien Debt (as defined below) (the “First-Lien Debtholders”) and Second-Lien Debt (as defined below) (the “Second-Lien Debtholders”) have delivered the Undertaking attached hereto as Exhibit C.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and intending to be bound hereby, the parties hereby agree as follows:

I.    CERTAIN DEFINITIONS

1.1     Certain Definitions.

In addition to the terms defined elsewhere herein and in the Plan (which terms are used herein as so defined unless otherwise defined herein), for purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1 when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“AG Indenture” means the Indenture, dated May 24, 2006, between Parent and The Bank of Nova Scotia Trust Company of New York, as indenture trustee, pursuant to which Parent issued its Existing 7.375% Senior Notes.

“AG Notes” means $22.0 million aggregate principal amount of Parent’s 7.375% Senior Notes due 2016 to be issued by Parent as “Additional Notes” under the AG Indenture.

“Authorized Creditor Representative” means the Creditor Representatives specified in Schedule 1.1(a).

“Break-Up Fee Order” means an order of the Bankruptcy Court approving the Break-Up Fee in substantially the form attached as Exhibit D.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means, as of any date, the issued and outstanding capital stock of the Company.

“Company Material Adverse Effect” means (i) an event, circumstance or development which has had or is reasonably likely to have or result in a material adverse effect on or a material adverse change in or to the business, assets, properties, results of operations or financial condition of the Debtors (taken as a whole) or (ii) a material adverse effect on or a material adverse change in or to the ability of the Company to consummate the transactions contemplated by this Agreement or the Plan or perform its obligations under this Agreement or the Plan, other than, as applied to clause

(i) only, an effect or change resulting from any one or more of the following to the extent that, as applied to the events in (A), (B), (C) and (F) below, the effects thereof on Debtors (taken as a whole) are not disproportionate to the effects thereof on other United States greeting card companies: (A) the effect of any change in the United States economy or securities or financial markets in general; (B) the effect of any change that generally affects the greeting card industry; (C) the effect of any change arising in connection with any force majeure (such as hurricanes, floods or earthquakes), hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts or war, sabotage or terrorism or military actions existing or underway as of the date hereof; (D) the effect of any actions taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby, by the Plan or with respect to the Debtors, including their employees; (E) any matter which is listed on the Disclosure Schedule; (F) the effect of any changes in applicable Laws or accounting rules; (G) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; or (H) any loss of customers, artists or account representatives resulting from the filing of the Bankruptcy Case or the entering into this Agreement or otherwise.

“Competing Transaction” means (i) a transaction pursuant to which any Person (or group of Persons), directly or indirectly, acquires or would acquire a majority of the Company Capital Stock, whether from the Company or otherwise and whether of a type contemplated by prior proposals from shareholders or creditors of the Company or otherwise, (ii) a merger, reorganization, share exchange, consolidation or other business combination involving the Company in which the holders of the Company Capital Stock immediately prior to such transaction would cease to own a majority of such Company Capital Stock (or capital stock of the acquiring or resulting stock in such transaction), (iii) a transaction pursuant to which any Person (or group of Persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries and securities of the entity surviving any merger or business combination involving any Subsidiary) of the Company or any Subsidiary representing more than 50% of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (iv) any other consolidation, business combination, recapitalization, capital restructuring, plan of reorganization or similar transaction involving the Company or any Subsidiary, as a result of which the holders of shares of Company Capital Stock immediately prior to such transaction do not, in the aggregate, continue to hold a majority of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, (v) any transaction involving an acquisition of the Company, a capital contribution to the Company or a restructuring of the indebtedness of the Company proposed by or on behalf of the Company’s shareholders or debtholders, or (vi) any other transaction that is conditioned or predicated on the transactions contemplated by this Agreement not being completed in accordance with the terms of this Agreement or is intended or could reasonably be expected to result in such not being so completed.

“Competing Transaction Plan” has the meaning given to such term in the Undertaking.

“Confirmation Order” has the meaning given to such term in the Plan.

“Contract” means any written or legally binding oral contract, indenture, note, bond, lease or other agreement or undertaking.

“Contributed First-Lien Debt” means $67.1 million aggregate principal amount of First-Lien Debt owned by Purchaser.

“Copyrights” means any copyrights, whether in published or unpublished works and whether in digital or print media, and any United States or foreign registrations thereof and applications therefor, including all renewals and extensions thereof and rights corresponding thereto throughout the world.

“Creditor Representatives” means Representatives of the Professionals.

“DIP Amount” means the total amount of unpaid Liabilities of the Debtors under and incurred in accordance with the DIP Loan Agreement and this Agreement as of the Closing (as defined below).

“DIP Budget” means the budget attached to the DIP Loan Agreement as Exhibit M thereto.

“DIP Loan Agreement” means the Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, dated as of the date hereof, among the Company, Opco and certain other Persons.

“DIP Loan Order” means an Order of the Bankruptcy Court satisfying the requirements of Section 4.02 of the DIP Loan Agreement.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Purchaser simultaneously herewith, organized by the particular Sections of this Agreement to which the disclosure schedule relates.

“Effective Time” means the time on the Effective Date (as defined in the Plan) at which the Closing is effective.

“Employees” means all individuals, as of the date hereof, whether or not actively at work as of the date hereof, who are employed by Debtors in connection with the Business, together with individuals who are hired by Debtors after the date hereof and prior to the Closing.

“Environmental Law” means any Law (as defined below) currently in effect relating to the protection of human health and safety or the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §§ 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), the Clean Water Act (33 U.S.C. §§ 1251, et seq.), the Clean Air Act (42 U.S.C. §§ 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136, et seq.), and the Occupational Safety and Health Act (29 U.S.C. §§ 651, et seq.) and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing 7.375% Senior Notes” means Parent’s $200.0 million aggregate principal amount of 7.375% Senior Notes due 2016 existing under the AG Indenture.

“Excess Amount” means $1.0 million.

“Excluded Liabilities” means (a) Professional Fees other than Reimbursable Professional Fees and the Debtors’ Professional Fees (to the extent any Debtor has any Liability therefor) and (b) Liabilities to any direct or indirect shareholder of the Company, whether arising by Contract, by Law or otherwise (such Liabilities, “Shareholder Liabilities”).

“Final Order” has the meaning given to such term in the Plan.

“First-Lien Adjustment” means the reduction in the First-Lien Debtholder Cash Amount and First-Lien Debtholder Note Amount (but not below zero in the aggregate) by 25% of the amount, if any, by which the Shareholder Liabilities determined as herein provided exceed $1.5 million, provided, however, that if the Excluded Liabilities are less than $1.5 million, no First-Lien Adjustment shall be made. The First-Lien Adjustment shall first be applied to reduce the First-Lien Debtholder Note Amount (first by reduction of New AG Notes and then by reduction of AG Notes, in each case as otherwise distributable to First-Lien Debtholders pursuant to the Plan) (but in any case not below zero) and then be applied to reduce the First-Lien Debtholder Cash Amount (but not below zero). For purposes of the First-Lien Adjustment, New AG Notes and AG Notes shall be valued at their face amount.

“First-Lien Credit Agreement” means the First Lien Credit Agreement, dated as of December 5, 2005, as amended (the “First-Lien Credit Agreement”), among the Company, Opco, Credit Suisse, Cayman Islands Branch, as administrative and collateral agent (“Credit Suisse”), and certain other Persons.

“First-Lien Debt” means the Indebtedness (as defined below) outstanding under the First-Lien Credit Agreement, including therein all pre- and post-petition interest and all unpaid fees and expenses and Liabilities under or in respect of the LIBOR Swap (as defined below).

“First-Lien Debtholder Cash Amount” means $12.4 million, provided, however, that the First-Lien Debtholder Cash Amount shall be reduced as herein provided for the First-Lien Adjustment, if any.

“First-Lien Debtholder Note Amount” means $41.55 million aggregate principal amount of Parent Notes (consisting of $22.0 million aggregate principal amount of AG Notes and $19.55 million aggregate principal amount of New AG Notes), provided, however, that the First-Lien Debtholder Note Amount shall be reduced as herein provided for the First-Lien Adjustment, if any.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); and (vii) all other liabilities or obligations required by GAAP to be reflected as indebtedness on a consolidated balance sheet of such person as of the relevant date prepared in accordance with GAAP.

“Intellectual Property” means the following used or held for use by a Debtor in connection with the Business: (i) all Copyrights; (ii) all Patents; (iii) all trade secrets; (iv) all Trademarks; and (v) all rights to sue or otherwise claim for past, present or future infringement or unauthorized use or disclosure or breach of any of the assets, properties or rights described above.

“IRS” means the Internal Revenue Service.

“Key Artist Contracts” means Contracts with artists or other Persons from which the Debtors (taken as a whole) derived more than $500,000 of gross revenues from the sale of Products incorporating their designs or content during the 12-month period ended November 30, 2008.

“Knowledge of the Company” means the actual knowledge of those officers of the Company identified on Schedule 1.1(c).

“Knowledge of Parent” means the actual knowledge of those officers of Parent identified on Schedule 1.1(d).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation or common law requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“LIBOR Swap” means the Master Agreement and related Schedule, each dated February 6, 2006, between Opco and LaSalle Bank National Association.

“Licensed Intellectual Property” means all Intellectual Property licensed (as licensee or licensor) by a Debtor.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance or any other right of a third party.

“Material Pleading” means any pleading or other filing in the Bankruptcy Case by any Debtor relating to the Plan or Disclosure Statement, the DIP Loan Agreement, the Break-Up Fee, confirmation of the Plan, the payment of Professional Fees or any other matter that could reasonably be expected to adversely affect Parent or Purchaser or their respective rights or obligations hereunder or any Liability of any Debtor as of the Closing other than the payment of accounts payable in the Ordinary Course of Business.

“Measurement Date” means the close of business on the last Business Day five Business Days before the Closing Date.

“Measurement Period Transaction” means any payment of, or incurrence of any Liability in respect of, Professional Fees or Excluded Liabilities by any of the Debtors during the period from the Measurement Date to the Closing.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of a Debtor and at least one Person other than a Debtor or (ii) was so maintained and in respect of which a Debtor could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“New Indenture” means the Indenture, in substantially the form attached as Exhibit E, to be entered into as of the Closing Date by Parent and the trustee specified therein.

“New AG Notes” means AG’s 7.375% Notes due 2016 to be issued pursuant to and having the terms set forth in the New Indenture.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

“Owned Intellectual Property” means all Intellectual Property owned by a Debtor.

“Parent Notes” means (i) $22.0 million aggregate principal amount of AG Notes and (ii) $32.7 aggregate principal amount of New AG Notes, provided, however, that interest on all Parent Notes will accrue from and after the Closing Date.

“Patents” means any United States or foreign patents, together with, any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part and any subsequent filings in any country or jurisdiction claiming priority therefrom.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an adequate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; (v) title of a lessor under a capital or operating lease; (vi) Liens imposed under the First-Lien Credit Agreement, the Second-Lien Credit Agreement or the DIP Loan Agreement; (vii) liens securing debt as disclosed in the Debtors’ Financial Statements (as defined below), and (viii) Liens on real or personal property that do not significantly adversely affect the value or use of the property to which they relate.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Products” means any and all products developed, manufactured, marketed or sold by Debtors.

“Professional Fees” means the reasonable amounts paid or payable to Professionals (as defined below) for services from the Petition Date to and including the Closing Date (as defined below).

“Professionals” mean the firms listed on Schedule 1.1(e) and any other financial advisory, restructuring, law, accounting or other advisory firm or Person retained by any Debtor, the First-Lien Debtholders or the Second-Lien Debtholders (other than AG) in connection with the Bankruptcy Case.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or the Plan or perform its respective obligations under this Agreement or the Plan.

“Reimbursable Professional Fees” means Professional Fees paid or payable by the Company to the Professionals up to the amounts specified in Schedule 1.1(f).

“Representative” means a legal, financial or other advisor to or employee or other representative of a Person.

“Required Approval” means that a matter shall have been approved by the Company, Purchaser and the holders of two-thirds of the aggregate principal amount of the First-Lien Debt, as well as the holders of a majority in principal amount of the First-Lien Debt held by First-Lien Debtholders other than the Purchaser and its Affiliates, and the holders of two-thirds of the aggregate principal amount of the Second-Lien Debt.

“Second-Lien Adjustment” means the reduction in the Second-Lien Debtholder Note Amount (but not below zero) of 100% of the amount, if any, by which the Shareholder Liabilities determined as herein provided exceed $1.0 million but are less than or equal to $1.5 million, and 75% of the amount, if any, by which the Shareholder Liabilities determined as herein provided exceed $1.5 million, provided, however, that if the Excluded Liabilities are less than $1.0 million, no Second-Lien Adjustment shall be made. For purposes of the Second-Lien Adjustment, the New AG Notes shall be valued at their face amount.

“Second-Lien Credit Agreement” means the Second-Lien Credit Agreement, dated as of December 5, 2005, as amended (the “Second-Lien Credit Agreement”), among the Company, Opco, Wells Fargo Bank, N.A., as a successor administrative and collateral agent, and certain other Persons.

“Second-Lien Debt” means the Indebtedness outstanding under the Second-Lien Credit Agreement, including therein all pre- and post-petition interest and all unpaid fees and expenses.

“Second-Lien Debtholder Note Amount” means $13.15 million aggregate principal amount of Parent Notes (consisting of New AG Notes), provided, however, that the Second-Lien Debtholder Note Amount shall be reduced as herein provided for the Second-Lien Adjustment, if any.

“September Balance Sheet” means the unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as of September 26, 2008 (the “Balance Sheet Date”) included as part of the Financial Statements attached hereto as Schedule 4.4(a).

“Software” is as defined in the definition of “Technology”.

“Subsidiary” of a Person means another Person whose financial position and results of operations are required to be consolidated with the first Person in financial statements prepared in accordance with GAAP.

“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

“Technology” means the following owned, used or licensed (as licensee or licensor) by a Debtor in connection with the Business: (i) all computer software programs (in source code and object code form) and collections of data, whether embodied in firmware, software or otherwise, as well as pertinent documentation, designs, files, records and data (“Software”); and (ii) all know-how, formulae, specifications, technical information, data, processes, technology, plans, drawings, research and development, proprietary information, and all documentation related to any of the foregoing, in each instance that is maintained as confidential, except in each instance for any such item that is generally available to the public as of the date hereof.

“Trademarks” means any unregistered trademarks and service marks in the United States or foreign jurisdictions or multinational trademark authorities; any trademarks or service marks registered in the United States or foreign jurisdictions or multinational trademark authorities and any applications therefor; any trade names, brand names, product identifiers, certification marks, logos, trade dress, and Internet domain names, and uniform resource locators associated therewith, and any registration thereof or application therefor in the United States or foreign jurisdictions, including any extension, modification or renewal of any such registration or application, and all goodwill associated with all of the foregoing throughout the world.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Undertaking” means the Undertaking of First-Lien Debtholders and Second-Lien Debtholders in the form attached as Exhibit B.

1.2     Terms Defined Elsewhere in this Agreement.    For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Affected Creditor Approval	2.3(b)
Agreement	Recitals
Antitrust Division	7.3(a)
Antitrust Laws	7.3(b)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Break-Up Fee	6.3
Business	Recitals
Closing	3.1

Term	Section

Closing Date	3.1
Company	Recitals
Debtor Securities	4.5
Debtors	Recitals
Disputed Amount	2.3(b)
Employee Benefit Plans	4.14(a)
Estimated Closing Liabilities	2.3(a)
Exchange Act	5.6
Final Determination Date Finally Determined	2.3(f) 2.3(b)
Financial Statements	4.4(a)
First-Lien Debtholders	Recitals
FTC Hold-Back Amount HSR Authority	7.3(a) 2.3(c) 7.3(d)
Leased Property	4.7
Material Contract	4.11
Opco Outside Date	Recitals 3.4(a)
Owned Intellectual Property	4.10(a)
Parent	Recitals
Parent Filed SEC Reports	5.6
Petition Date	Recitals
Plan	Recitals
Purchase Price	2.2
Purchaser	Recitals
Qualified Plans	4.14(c)
RPGI	6.3
Registered Intellectual Property	4.10(a)
SEC	5.6
Second-Lien Debtholders	Recitals
Second Request	7.3(b)
Stock Purchase	2.1
Termination Date	3.4(a)
Third Party TIA	6.2 7.3(e)
Title IV Plans	4.14(a)
Trading Value	6.2

1.3    Other Definitional and Interpretive Matters.    (a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.    Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.    All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Gender and Number.    Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.    The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.    The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.    The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)        The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

II.    THE TRANSACTIONS

2.1    Stock Purchase.    On the terms and subject to the conditions set forth in this Agreement and the Plan, at the Closing, Purchaser shall, and Parent shall cause Purchaser to, purchase, acquire and accept from the Company, and the Company shall issue, sell, transfer and deliver to Purchaser 1,000 newly issued shares of common stock of the Company, which upon consummation of the Plan pursuant to and in accordance with the Confirmation Order, including the cancellation pursuant to the Plan of all capital stock and rights to purchase or otherwise acquire capital stock of the Company immediately prior to the Effective Time, shall constitute all of the issued and outstanding Company Capital Stock

(such transaction, the “Stock Purchase”), free and clear of all Liens other than those created by Purchaser.

2.2       Consideration.    (a) On the terms and subject to the conditions herein, the aggregate consideration for the Stock Purchase (the “Purchase Price”) shall be:

(i)        Cash in an amount equal to the sum of:

(A)        the DIP Amount, less the amounts thereof that are due or payable to Purchaser as a lender under the DIP Loan Agreement;

(B)        the amount of unpaid Reimbursable Professional Fees (which amount shall be paid to the Professionals pursuant to the Plan);

(C)        the First-Lien Debtholder Cash Amount to be distributed to First-Lien Debtholders by wire transfer to accounts designated for this purpose by the Persons entitled to such distributions pursuant to the Plan, subject to adjustment for any First-Lien Adjustment;

(D)        an amount equal to the lesser of the Excess Amount and the amount of Excluded Liabilities; and

(E)        subject to Section 2.3, an amount equal to the First-Lien Adjustment and Second-Lien Adjustment, if any, to be paid as hereafter provided to the Persons entitled thereto in respect of any Shareholder Liability.

(ii)      Purchaser’s and its Affiliates’ release of their rights to recovery under the Plan in respect of the Contributed First-Lien Debt pursuant to the delivery of a duly executed instrument of acceptance of the Plan in substantially the form of Exhibit F;

(iii)      Parent Notes in the amount of the First-Lien Debtholder Note Amount to be distributed to the First-Lien Debtholders as provided in the Plan, subject to adjustment for any First-Lien Adjustment; and

(iv)      Parent Notes in the amount of the Second-Lien Debtholder Note Amount, to be distributed to Second-Lien Debtholders as provided in the Plan, subject to adjustment for any Second-Lien Adjustment.

(b)        As provided in the Plan, from and after the Effective Date, the Debtors shall pay, and following the Closing Parent shall cause the Debtors to pay, all other amounts required to be paid by them pursuant to the Plan.

2.3     Certain Determinations and Adjustments.    (a) Not later than the next Business Day after the Measurement Date, the Company shall furnish to Purchaser and the Authorized Creditor Representatives the Company’s calculation, prepared in good faith, of the amounts as of the Measurement Date of Excluded Liabilities (such amounts, “Estimated Closing Liabilities”).

(b)        If the Company and Purchaser agree that the Estimated Closing Liabilities have been correctly calculated in accordance with this Agreement and such determinations are approved by the Authorized Creditor Representatives of each class of creditors, if any, whose recoveries under the Plan would be affected as a result of the First-Lien Adjustment or the Second-Lien Adjustment (“Affected Creditor Approval”), the amounts thereof shall be (i) fixed for all purposes of this Agreement and the Plan, (ii) rolled forward day to day to the Closing by agreement of the Company and Purchaser to reflect Measurement Period Transactions, and (iii) notwithstanding any other provision hereof, thereafter be deemed to have been Finally Determined for all purposes under this Agreement, and, as applicable, the First-Lien Adjustment and the Second-Lien Adjustment shall be made as provided herein. If such parties are unable so to agree or to obtain such Affected Creditor Approval, the First-Lien Debtholder Note Amount, and, as applicable, the First-Lien Debtholder Cash Amount, and the Second-Lien Debtholder Note Amount shall be adjusted for any First-Lien Adjustment and Second-Lien Adjustment as provided in this Agreement by the total amount in dispute (the “Disputed Amount”), and the matters to which the affected parties cannot so agree or confirm will be submitted by such parties for determination on an expedited basis by the Bankruptcy Court. Until the Disputed Amount is either (i) accepted in writing by Purchaser with Affected Creditor Approval or (ii) determined by the Bankruptcy Court in a Final Order that is not subject to appeal (either (i) or (ii), “Finally Determined”), the Disputed Amount shall be as fixed by Purchaser to reflect its good faith estimate of the maximum amount of Excluded Liabilities that have not been Finally Determined as aforesaid.

(c)        Notwithstanding any other provision hereof, when all or any portion of the Disputed Amount has been Finally Determined, the applicable withheld amount of First-Lien Debtholder Cash Amount and First-Lien Debtholder Note Amount shall be released to the First-Lien Debtholders and the applicable withheld amount of Second-Lien Debtholder Note Amount shall be released to the Second-Lien Debtholders. Pending such release, such amounts (the “Hold-Back Amount”) shall be held by Parent in a segregated account for the benefit of the First-Lien Debtholders and the Second-Lien Debtholders, subject to the terms of this Agreement.

(d)        The Company will provide to Parent and Purchaser and Authorized Creditor Representatives such reasonable access to financial and other information of the Business as any of them may request to assess the calculations contemplated hereby, all such information to be held subject to the confidentiality agreements or covenants applicable to any such Persons.

(e)        For the avoidance of doubt:

 (i)         If the Excluded Liabilities are Finally Determined to be less than $1.0 million, Purchaser shall pay all amounts set forth in Section 2.2(a) and there shall be no First-Lien Adjustment or Second-Lien Adjustment.

 (ii)        If the Excluded Liabilities are Finally Determined to exceed $1.0 million, but the Shareholder Liabilities are less than $1.0 million, Purchaser shall, or shall cause the Company or Opco to (as set forth in Section 2.2(a)): (A) pay the Shareholder Liabilities and (B) contribute the difference, if any, between the amount of Shareholder Liabilities as Finally Determined and $1.0 million to pay the Professional Fees of the First-Lien Debtholders and the Second-Lien Debtholders in excess of the amounts set forth on Schedule 1.1(f) (which contribution shall be shared equally among professionals for the First-Lien Debtholders on the one hand and the Second-Lien Debtholders, on the other hand, up to the extent of such excess). In such case, as provided in the Undertaking, the First-Lien Debtholders and the Second-Lien Debtholders, respectively, shall be responsible for any fees of their Professionals in excess of the Reimbursable Professional Fees and the amounts set forth in clause (B) of the preceding sentence, and, as provided herein and in the Undertaking, the Debtors shall have no liability in respect of any such excess.

 (iii)        If the Shareholder Liabilities, as Finally Determined, exceed $1.0 million, Purchaser shall pay, or cause the Company or Opco to pay, the Excess Amount as set forth in Section 2.2(a)(i)(D) and the amounts set forth in Section 2.2(a)(i)(E) and the First-Lien Adjustment and Second-Lien Adjustment shall be made as provided herein. In such case, as provided in the Undertaking, the First-Lien Debtholders and Second-Lien Debtholders, respectively, shall be responsible for any fees of their Professionals in excess of the Reimbursable Professional Fees and, as provided in the Undertaking, the First-Lien Adjustment and Second-Lien Adjustment shall be made and the Debtors, Parent and Purchaser shall have no liability in respect of any such excess.

(f)        Parent shall cause Purchaser to satisfy its obligations under Section 2.2 and this Section 2.3.

III.    CLOSING AND TERMINATION

3.1     Closing Date.     Subject to the satisfaction of the conditions set forth in Article VIII hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the Stock Purchase (the “Closing”) shall take place at the offices of Jones Day located at 222 East 41st Street, New York, New York (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on the date that is two Business Days following the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

3.2     Deliveries by the Company.     At the Closing, the Company shall deliver to Purchaser:

(a)        the officer’s certificate required to be delivered pursuant to Sections 8.1(a) and 8.1(b);

(b)        a certificate executed by the Company that the Company is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(c)        a certificate representing the Company Capital Stock being purchased and sold hereunder; and

(d)        such other documents, instruments and certificates as Purchaser may reasonably request, including a certified copy of the Confirmation Order and notice of the effective date of the Plan.

3.3        Deliveries by Purchaser. At the Closing, Purchaser shall, and Parent shall cause Purchaser to, deliver:

(a)        to the Company, the consideration specified in Section 2.2, to be distributed as provided in the Plan, and a written instrument referred to in Section 2.2(a)(ii) in substantially the form of Exhibit D;

(b)        to the Company, on behalf of the Debtors, the officer’s certificate required to be delivered pursuant to Sections 8.2(a) and 8.2(b); and

(c)        to the Company, on behalf of the Debtors, such other documents, instruments and certificates as the Company may reasonably request.

3.4     Termination of Agreement.    This Agreement may be terminated prior to the Closing as follows:

(a)        by Purchaser or the Company if the Closing shall not have occurred by the close of business on February 28, 2009 or such later date (but not after May 31, 2009) as Purchaser may from time to time designate in its sole discretion (February 28, 2009 or such later date, the “Termination Date”); provided, however, that, (i) if the Closing shall not have occurred due to the failure of the Bankruptcy Court to enter the Confirmation Order or the condition to Closing set forth in Section 8.3(b) remains unsatisfied or not waived and if all other conditions to the respective obligations of the parties to close hereunder that are capable of being fulfilled by the Termination Date shall have been so fulfilled or waived, then neither the Company nor Purchaser may terminate this Agreement pursuant to this Section 3.4(a) prior to May 31, 2009 (the “Outside Date”), (ii) if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or the Company, then no breaching party may terminate this Agreement pursuant to this Section 3.4(a) prior to the Outside Date unless and until such breach is cured or waived by the non-breaching parties, and (iii) the Outside Date may only be extended by an agreement in writing of the Company and Purchaser and with Required Approval;

(b)        by mutual written consent of the Company and Purchaser;

(c)        by Purchaser, if any condition to the obligations of the Purchaser set forth in Sections 8.1 and 8.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

(d)        by the Company, if any condition to the obligations of the Company set forth in Sections 8.2 and 8.3 shall have become incapable of fulfillment other than as a result of a breach by the Company of any covenant or agreement contained in this Agreement, and such condition is not waived by the Company;

(e)        by Purchaser, if there shall be a breach in any material respect by the Company of any representation or warranty, or any covenant or agreement, contained in this Agreement which would result in a failure of a condition set forth in Sections 8.1 or 8.3 and which breach has not been cured by the earlier of (i) 10 Business Days after the giving of written notice by Purchaser to the Company of such breach and (ii) the Termination Date;

(f)         by the Company, if there shall be a breach in any material respect by Purchaser of any representation or warranty, or any covenant or agreement, contained in this Agreement which would result in a failure of a condition set forth in Sections 8.2 or 8.3 and which breach has not been cured by the earlier of (i) 10 Business Days after the giving of written notice by the Company to Purchaser of such breach and (ii) the Termination Date;

(g)        by the Company or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that, subject to the provisions of Section 7.3, the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence);

(h)        by Purchaser, if the Company or Opco shall enter into a Contract with respect to a Competing Transaction or if the Bankruptcy Court shall enter an order approving a Competing Transaction, subject to Purchaser’s right to payment of the Break-Up Fee in accordance with the provisions of Section 6.3;

(i)        automatically, if the Company or Opco consummates a Competing Transaction, subject to Purchaser’s right to payment of the Break-Up Fee in accordance with the provisions of Section 6.3;

(j)        by Purchaser, if the Break-Up Fee Order or the DIP Loan Order are not entered within 20 calendar days after the Petition Date or such later date as Purchaser may from time to time designate in its sole discretion;

(k)        by Purchaser if (i) the Bankruptcy Case is dismissed or converted into a case under Chapter 7 of the Bankruptcy Code or (ii) a trustee or examiner is appointed in the Bankruptcy Case;

(l)        by Purchaser if any of the Break-Up Fee Order, the DIP Agreement Order, the Plan or the Confirmation Order is amended or modified in a manner (other than in accordance with this Agreement or the Undertaking), or the Bankruptcy Court enters any Order, that in any such case Purchaser determines is adverse to it or Parent; or

(m)        by the Company or Purchaser pursuant to Section 7.3.

The failure of a party to exercise its right to terminate this Agreement under, or the extension of any time period in, any provision of this Section 3.4 at any time will not constitute a waiver of any such right.

3.5     Procedure Upon Termination.    In the event of termination pursuant to Section 3.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Stock Purchase hereunder shall be abandoned, without further action by Purchaser or the Company. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

3.6     Effect of Termination.    In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, Purchaser or the Company; provided, however, that the obligations of the parties set forth in Section 6.3 and the provisions of Article IX hereof shall survive any such termination and shall be enforceable hereunder.

IV.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser that except as set forth in the Disclosure Schedule:

4.1    Organization and Good Standing.    Except as set forth on Schedule 4.1, the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject to the limitations imposed on such Debtors as a result of filing the Bankruptcy Case, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2    Authorization of Agreement.    Subject to entry of the Break-Up Fee Order and the Confirmation Order, the Company has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto, the entry of the Confirmation Order and, with respect to the Company’s obligations under Section 6.3, the entry of the Break-Up Fee Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms, subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3    Conflicts; Consents.    (a) Except as set forth on Schedule 4.3(a), the execution and delivery by the Company of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by the Company with any of the provisions hereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of any Debtor; or (ii) subject to entry of the Confirmation Order and applicable provisions of the Bankruptcy Code, any Contract to which any Debtor is a party which was listed or required to be listed in the Disclosure Schedule pursuant to Sections 4.10 or 4.11, any Order of any Governmental Body or Law applicable to any Debtor or any of their respective properties or assets as of the date hereof.

   (b)        No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of a Debtor in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which it is a party, the compliance by the Company with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by a Debtor of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) the entry of the Confirmation Order, and (iv) the entry of the Break-Up Fee Order.

4.4        Financial Statements; Etc.    (a) Attached as Schedule 4.4(a) are the unaudited consolidated financial statements of the Company as of and for the year ended April 25, 2008 and as of and for the five months ended September 26, 2008 (the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and, in the case of the September 26, 2008 Financial Statements, to the absence of footnotes).

   (b)        There are no Liabilities of any Debtor of a kind required by GAAP to be disclosed on a balance sheet, other than: (i) liabilities provided for in the September Balance Sheet or disclosed in the footnotes to the Financial Statements, (ii) liabilities disclosed on Schedule 4.4(b), and (iii) other undisclosed liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

   (c)        The inventory and accounts receivable reflected in the September Balance Sheet arose out of the conduct of the Business in the Ordinary Course of Business. The reserves related to such inventory and accounts receivable so reflected in the September Balance Sheet were adequate under GAAP.

4.5        Capitalization.    The authorized and outstanding capital stock of each Debtor is set forth on Schedule 4.5. All outstanding shares of capital stock of each Debtor have been duly authorized and validly issued and are fully paid and non assessable, were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person, and are not listed on any stock exchange or regulated market. Except as set forth on Schedule 4.5, there are no outstanding (i) shares of capital stock or voting securities of any Debtor, (ii) securities convertible into or exchangeable for shares of capital stock or voting securities of any Debtor, or (iii) options, warrants or other rights (including pre-emptive rights or rights of first offer) or agreements to acquire from a Debtor, or other obligation of a Debtor to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of a Debtor (the items in the preceding clauses (i), (ii) and (iii) being referred to collectively as the “Debtor Securities”). Except as set forth on Schedule 4.5, (x) there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of any Debtor Securities or that affects or relates to the voting or giving of written consents with respect to any Debtor Securities, and (y) there is no agreement or restriction (such as a right of first refusal, right of first offer or proxy) with respect to the sale of any Debtor Securities (whether outstanding or issuable upon conversion or exercise of outstanding securities). There are no outstanding obligations of any Debtor to repurchase, redeem or otherwise acquire any Debtor Securities. Except as set forth in Schedule 4.5 or the October Balance Sheet and except for, the First-Lien Debt and the Second-Lien Debt, the Debtors have no Indebtedness as of the date hereof.

4.6        Events Subsequent to April 25, 2008.    Except as set forth on Schedule 4.6, since April 25, 2008 no Debtor has:

   (a)        conducted the Business or entered into any transaction or Contract (other than this Agreement and the transactions herein contemplated) other than in the Ordinary Course of Business;

   (b)        sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for fair consideration, or abandoned or permitted to lapse any of its material Intellectual Property or granted any license or sublicense of any of its material Intellectual Property;

   (c)        permitted, allowed or suffered any of its assets to be subject to any Lien other than Permitted Exceptions;

   (d)        acquired or made any investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity, or acquired any assets outside of the Ordinary Course of Business or which are material, individually or in the aggregate, to the Business;

   (e)        canceled or forgiven any Indebtedness or waived any claims or rights of a material nature;

   (f)        adopted or amended any plan or agreement of the sort described in Section 4.14;

   (g)        terminated or modified in any material respect any Material Contract or Permit that is material to the Business, other than scheduled terminations or expirations;

   (h)        committed to make any capital expenditure after the date hereof other than capital expenditures (i) that, to the Knowledge of the Company, are required by Law or any Contract disclosed in the Disclosure Schedule, (ii) that are included in the DIP Budget, or (iii) that, in the good faith judgment of management of the Company, after the date hereof become necessary to respond to any emergency or other unforeseen development and are necessary to continue to conduct the Business in the Ordinary Course of Business;

   (i)        made any loan or advance to, or guarantee for the benefit of, any other Person, other than advances to employees in the Ordinary Course of Business;

   (j)        suffered or experienced any damage, destruction or loss to, or other adverse change in the condition of, its property which, in the aggregate, is material to the Business (whether or not covered by insurance);

   (k)        instituted or permitted any material change in the conduct of its business, or any material change in its method of purchase, sale, lease, management, marketing, promotion or operation;

   (l)        made any change in any method of accounting or accounting policies, other than those required by GAAP, or made any write-up in its accounts receivable or inventory that is other than in the Ordinary Course of Business;

   (m)        entered into or amended any Contract with or made any payment to any director or officer of the Company or Opco or any Affiliate thereof other than the payment of compensation and benefits and the reimbursement of business expenses of directors and officers of the Company or Opco in the Ordinary Course of Business; or

   (n)        agreed, in writing or otherwise, to do any of the foregoing.

4.7        Real Property.    No Debtor owns or leases any real property other than that identified on Schedule 4.7. Schedule 4.7 lists all real property leased pursuant to leases (the “Leased Property”). Except as otherwise described on Schedule 4.7, each Debtor party to a Contract relating to Leased Property is in compliance in all material respects with the applicable Contract.

4.8        Title.    Except as set forth on Schedule 4.8, Debtors own or have a valid right to use all of the material assets used or held for use by them in the conduct of the Business, free and clear of all Liens, other than Permitted Exceptions, and Liens which do not materially affect the value of the asset to which such Liens relates or the continued use thereof in the Business in the Ordinary Course of Business.

4.9        Taxes.    (a) Except as set forth on Schedule 4.9, and except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Debtors have timely filed all Tax Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of the Company), and all such Tax Returns are correct and complete in all material respects, and (ii) other than Taxes and liabilities of Debtors the payment of which is prohibited or stayed by the Bankruptcy Code, (A) each Debtor has paid all Taxes due and payable by it (whether or not such Taxes are shown on any Tax Return), (B) each Debtor has withheld and timely remitted to the appropriate Tax Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any Person, and (C) the Debtors have no liability for any Taxes of any Person other than a Debtor payable by reason of Contract, assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

   (b)        Except as set forth in Schedule 4.9, no Debtor has granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any income, franchise or other material Tax Return or within which any Tax may be assessed or collected by any Tax Authority, which period (after giving effect to such extension or waiver) has not yet expired, and no Debtor has received written notice of any claim by any Tax Authority in a jurisdiction where such Debtor does not file such Tax Returns that it is or may be subject to taxation by that Tax Authority.

   (c)        Except as set forth in Schedule 4.9, no Debtor has received written notice from any Tax Authority of any complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind with respect to income, franchise or other material Taxes of any Debtor or, to the Knowledge of the Company, threatened against or with respect to any Debtor.

   (d)        Except as set forth in Schedule 4.9, no Debtor has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or less was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent and no Debtor is a party to any Tax-sharing, allocation or indemnity Contract other than one between Debtors.

   (e)        Except as set forth in Schedule 4.9, no Debtor will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing (i) under Section 481 of the Code (or any predecessor or successor thereof or any analogous or similar law) as a result of change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing, (ii) pursuant to the provisions of any Contract entered into with any Tax Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any predecessor or successor thereof or any analogous or similar Law) executed on or prior to the Closing, (iii) pursuant to the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing, or (iv) with respect to any prepaid amount received on or prior to the Closing.

   (f)        Except as set forth in Schedule 4.9, no Debtor has distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

   (g)        Debtors reasonably estimate under the principles used in calculating U.S. federal consolidated income tax liability that (i) their consolidated U.S. federal net operating losses at the end of the taxable year ending April 2008 will be at least $77.0 million and (ii) their consolidated U.S. federal net operating losses for the six-month period ending October 2008 will be at least $8.9 million.

   (h)        Since December 6, 2005, no Debtor has undergone an “ownership change” within the meaning of Section 382(g) of the Code.

   (i)        Since December 6, 2005, no Debtor has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

   (j)        Each Debtor has disclosed on its U.S. federal income Tax Returns all positions taken in such Tax Returns that could give rise to a “substantial understatement” of U.S. federal income Tax within the meaning of Section 6662 of the Code.

   (k)        The Company made a valid election under Code Section 338(h)(10) in connection with the Company’s acquisition in December 2005 of 100% of the stock of Opco.

   (l)        Based solely on the representations and warranties contained in the 2005 stock purchase agreement with respect to Opco, the Company (including any predecessor) was, for at least the ten-year period prior to its acquisition by the Company, an S corporation within the meaning of section 1361 of the Code.

This Section 4.9 and Section 4.14 constitute the sole and exclusive representations and warranties regarding Tax matters.

4.10        Intellectual Property.    (a)    Set forth on Schedule 4.10(a) is a complete, true and accurate list and summary description of all owned registrations and applications for Intellectual Property, other than Copyrights (the “Registered Intellectual Property”). There are no claims, demands or proceedings instituted or pending against any Debtor with respect to which any Debtor has been served or otherwise received notice, or, to the Knowledge of the Company, threatened by any Person that contest the validity, use, ownership or enforceability of any Owned Intellectual Property. Except as set forth on Schedule 4.10(a), to the Knowledge of the Company, none of the Owned Intellectual Property is being infringed. Except as set forth on Schedule 4.10(a), to the Knowledge of the Company, none of the Intellectual Property, the Technology, the conduct or operation of the Business and/or websites by any Debtor or any product manufactured and/or sold by any Debtor infringes or is alleged to infringe any intellectual property or proprietary rights of any third party. Subject to the preceding sentence, including the knowledge qualifier contained therein, the Technology, the Owned Intellectual Property and the Licensed Intellectual Property constitute all of the intellectual property and proprietary rights necessary to conduct the operations of the Business as it is currently conducted by the Debtors. Except as set forth on Schedule 4.10(a), a Debtor is the sole owner of all worldwide right, title and interest in and to each item of Registered Intellectual Property, free and clear of all Liens other than Permitted Exceptions. No Debtor has received any written non-infringement or invalidity opinion of counsel regarding any third Person’s intellectual property.

    (b)        Schedule 4.10(b) lists the jurisdiction(s) in which each item of Owned Intellectual Property is filed or registered, including the respective application or registration numbers and filing or registration dates and any filing requirements and fees due within 90 calendar days from the date hereof. Each Trademark included in the Registered Intellectual Property has been properly filed and maintained (including payment of filing, examination and maintenance fees and proofs of use) and all such Trademarks are currently in compliance with all legal requirements, including the payment of filing, examination and maintenance fees and timely filing of affidavits and renewal applications (to the extent that the time period for payment or filing would have otherwise lapsed or expired). No Patents and/or Trademarks included in the Registered Intellectual Property have been or are involved in any opposition, interference, invalidation, reexamination or cancellation, other than proceedings for which a Debtor has not received notice. No governmental resources or funding, facilities or services of a university, college, other educational institution or research center or funding from third parties was used in the development of any Owned Intellectual Property.

   (c)        Schedule 4.10(c) contains a list of all currently existing licenses, sublicenses, indemnities or other Contracts that relate to any Intellectual Property and to which a Debtor is a party or by which a Debtor is bound, except for any licenses with artists or relating to any off-the-shelf Software. Except with respect to four Contracts disclosed to Purchaser’s outside counsel, with respect to any Licensed Intellectual Property, to the Knowledge of the Company, Debtors have obtained the appropriate permission, license or other Contract and, to the Knowledge of the Company, such permission, license or other Contract is in full force and effect. To the Knowledge of the Company, the Debtors have performed (or will perform) in all material respects all obligations imposed upon them under the Key Artist Contracts, which are required to be performed by them on or prior to the Closing. To the Knowledge of the Company, neither a Debtor nor any other party thereto is in breach of or default under in any respect any Key Artist Contract, nor, to the Knowledge of the Company, is there any event which with notice or lapse of time or both would constitute a default under any Key Artist Contract. The Debtors have no obligation to indemnify or defend any third party in connection with claims for infringement of any Intellectual Property other than contracts with customers for sale of products in the ordinary course of business.

   (d)        The Debtors have taken reasonable precautions to protect the secrecy, confidentiality, and value of confidential Technology and trade secrets used in the Business. To the Knowledge of the Company, no confidential Technology or trade secrets used in the Business has been misappropriated from any Person.

4.11     Contracts and Commitments.    Except as set forth on Schedule 4.11, no Debtor is a party to or otherwise obligated under any of the following (a “Material Contract”):

   (a)        Any Contract providing for an expenditure by a Debtor for the purchase or lease of real property;

   (b)        Any Contract pursuant to which a Debtor is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person (other than leases of personal property leased in the Ordinary Course of Business with annual lease payments no greater than $100,000);

   (c)        Any Contract pursuant to which a Debtor is the lessor or sublessor of, or permits any third party to operate, any real or personal property owned or leased by a Debtor;

   (d)        Any loan agreement, indenture, promissory note, conditional sales agreement, security agreement, letter of credit arrangement, guarantee, indemnity, surety, foreign exchange contract, accommodation or other similar type of Contract, other than the First-Lien Credit Agreement, the Second-Lien Credit Agreement, the DIP Loan Agreement and the LIBOR Swap;

   (e)        Any Contract which involves (i) a sharing of profits, (ii) future payments of $100,000 or more per annum to other Persons other than Contracts entered into in the Ordinary Course of Business with customers, suppliers or artists, or (iii) any joint venture, general or limited partnership or similar contract or arrangement;

   (f)        Any sales agency, sales representation, distributorship or franchise Contract that is not terminable without penalty within 60 days;

   (g)        Any Contract binding on a Debtor that is terminable upon or provides for the payment of any cash or other benefits upon the sale or change of control of a Debtor or a majority of its stock or assets other than Contracts with artists or customers;

   (h)        Except for Contracts with suppliers of tangible materials entered into in the Ordinary Course of Business of the Debtors, any Contract prohibiting competition, prohibiting a Debtor from freely engaging in any business anywhere in the world or prohibiting the disclosure of trade secrets or other confidential or proprietary information other than Contracts with artists or customers; and

   (i)        Any Contract listed or required to be listed on the Disclosure Schedule pursuant to Section 4.6 or not made in the Ordinary Course of Business the Liabilities under which may be reasonably expected to exceed $50,000 individually or $250,000 in the aggregate, including any Contract under which an Excluded Liability may be reasonably expected to arise.

4.12     Validity, Etc. of Contracts.    (a)    Except as set forth on Schedule 4.12, each Contract to which a Debtor is a party or is otherwise obligated is a valid and binding obligation of such Debtor in accordance with its terms and conditions, except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity). Neither such Debtor nor, to the Knowledge of the Company, any other party to a Material Contract is in default under or in violation of such Material Contract, and there are no disputes with regard to any Material Contract, except for defaults or disputes which would not have a Company Material Adverse Effect. No event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under or a violation of any such Material Contract or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any asset of any of the Debtors, except for defaults or disputes which would not have a Company Material Adverse Effect.

   (b)        As of the date hereof, none of the Business’ top ten customers, suppliers, account representatives or artists, measured by sales in the case of customers, and payments in the case of suppliers, account representatives and artists, in each case for the year ended April 25, 2008, has informed any Debtor that it has or intends to terminate or materially reduce its level of business with any Debtor.

4.13     Affiliated Transactions, Etc.    Except as disclosed on Schedule 4.13 and except for payments of compensation to or reimbursement of business expenses of officers and directors of a Debtor in the Ordinary Course of Business, no director, officer or Affiliate of a Debtor, or any direct or indirect shareholder of the Company, or to the Knowledge of the Company, any individual who is related by blood or marriage to any of the foregoing, is a party to any Contract or other transaction or arrangement with a Debtor or has any material interest in any property used by or in connection with the Business or Contract to which the Company is a party. Section 4.13 of the Disclosure Schedule lists all payments to or for the benefit of the Company’s direct or indirect shareholders since December 31, 2007 and all Contracts between or among any such shareholder and the Company or Opco.

4.14     Employee Benefits.    (a) Schedule 4.14(a) lists: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, (ii) all employment, individual consulting or other compensation Contracts with any Person, and (iii) all bonus or other incentive, equity or equity-based compensation, deferred compensation, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical, life insurance, scholarship programs, plans or arrangements, as to which any Debtor has any obligation or liability, contingent or otherwise, for current or former employees (collectively, the “Employee Benefit Plans”). Employee Benefit Plans subject to Title IV of ERISA (the “Title IV Plans”) are separately identified on Schedule 4.14(a). None of the Employee Benefit Plans is a multiemployer plan as defined in Section 3(37) of ERISA or a Multiple Employer Plan or has been subject to Sections 4063 or 4064 of ERISA.

   (b)     True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans (as applicable), have been made available to Purchaser (i) any plans and related trust documents, and all amendments thereto, (ii) the most recent Forms 5500 and schedules thereto, (iii) the most recent financial statements and actuarial valuations, (iv) the most recent IRS determination letter, and (v) the most recent summary plan descriptions (including letters or other documents updating such descriptions).

   (c)     Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) has been determined by the IRS to be so qualified, and, except as disclosed on Schedule 4.14(c), to the Knowledge of the Company, nothing has occurred with respect to the operation of any such plan which could reasonably be expected to result in the revocation of such favorable determination.

  (d)        Except with respect to the Title IV Plans, all contributions and premiums required by Law or by the terms of any Employee Benefit Plan or any Contract relating thereto have been timely made to any funds or trusts established thereunder or in connection therewith in all material respects.

  (e)        Each of the Employee Benefit Plans has been maintained in accordance with its terms and all provisions of applicable Law, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

  (f)        Except as set forth on Schedule 4.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of the Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.15     Litigation.    Except as set forth on Schedule 4.15, as of the date of this Agreement, there are no Legal Proceedings pending against any Debtor or in which a Debtor is a plaintiff nor, to the Knowledge of the Company, are any Legal Proceedings threatened against any Debtor before any Governmental Body.

4.16     Compliance with Laws; Permits.    Each Debtor (i) is in compliance with all Laws, including Environmental Laws, applicable to its respective operations or assets or the Business, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) currently has all Permits which are required for the operation of the Business as presently conducted, except where the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.17     Financial Advisors.    Except as set forth on Schedule 4.17, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any of the Debtors in connection with the transactions contemplated by this Agreement. No Person listed on Schedule 4.17 is entitled to any fee or commission or like payment from Parent or Purchaser in respect thereof.

4.18     Foreign Corrupt Practices Act.    No Debtor and, to the Knowledge of the Company, none of their Affiliates or any other Person acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (c)

violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar and applicable domestic or foreign laws and regulations.

4.19    No Other Representations or Warranties; Schedules.    Except for the representations and warranties contained in this Article IV (as modified by the Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to Debtors, the Business or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company, any Affiliate of the Company, or any of the Company’s or their Affiliates’ respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article IV (as modified by the Disclosure Schedules), the Company (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of its assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent or Purchaser by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). The Company makes no representations or warranties to Parent or Purchaser regarding the probable success or profitability of the Business. The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Company Material Adverse Effect.

V.    REPRESENTATIONS AND WARRANTIES OF PARENT

AND PURCHASER

Parent and Purchaser each hereby jointly and severally represents and warrants to the Company that:

5.1    Organization and Good Standing.    Each of Parent and Purchaser is an entity duly organized, validly existing and in good standing under the laws of its state of incorporation or formation and has the requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.

5.2    Authorization of Agreement and Parent Notes.    Each of Parent and Purchaser has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement, the Parent Notes and the New Indenture and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Parent Notes and the New Indenture and each other agreement, document or instrument contemplated hereby or thereby to which Parent and Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of each of Parent and Purchaser. This Agreement, the Parent Notes, the AG Indenture and the New Indenture and each other agreement, document or instrument contemplated hereby or thereby to which Parent and Purchaser is a party has been, or at the Closing will be, duly and validly executed and delivered by Parent and Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement, the Parent Notes, the AG Indenture and the New Indenture and each other agreement, document or instrument contemplated hereby or thereby to which Parent and Purchaser is a party constitutes, or at the Closing will constitute, legal, valid and binding obligations of each of Parent and Purchaser, to the extent a party thereto, enforceable against each such entity in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3     Conflicts; Consents of Third Parties.     (a)   The execution, delivery and, in the case of the Parent Notes and the New Indenture, issuance by Parent, of this Agreement, the Parent Notes and the New Indenture and each other agreement, document or instrument contemplated hereby or thereby to which Parent or Purchaser is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by Parent or Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Parent or Purchaser; (ii) any Contract or Permit to which Parent or Purchaser is a party or by which any of the properties or assets of Parent or Purchaser are bound; (iii) any Order of any Governmental Body applicable to Parent or Purchaser or any of the properties or assets of Parent or Purchaser as of the date hereof; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)        No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent or Purchaser in connection with the execution and delivery of this Agreement, the Parent Notes and the New Indenture and each other agreement, document or instrument contemplated hereby or thereby to which Parent or Purchaser is a party, the compliance by

Parent or Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the taking by Parent or Purchaser of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.4        Litigation.     There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Purchaser, or to which Parent or Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Neither Parent nor Purchaser is subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.5        Financial Advisors.    Except for such of the following as to which no Debtor could have any Liability, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.6        Financial Capability.    Purchaser shall have, and Parent shall cause Purchaser to have, at the Closing, sufficient funds available to pay the cash portion of the Purchase Price and any expenses incurred by Parent and Purchaser in connection with the transactions contemplated by this Agreement. From January 1, 2008 to and including the date hereof, except for matters that have been publicly disclosed by Parent prior to the date hereof or as disclosed by Parent prior to the execution and delivery of this Agreement in writing making specific reference to this Section 5.6, and except for reports relating to this Agreement and the transactions contemplated hereby, which Parent hereby agrees to file as promptly as practicable after the date hereof, Parent has timely filed or caused to be filed all reports and other information required to be filed by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such reports and other information, “Parent Filed SEC Reports”). None of the Parent Filed SEC Reports, as of the date of filing, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. From January 1, 2008 to and including the date hereof, no change has occurred in Parent’s business or consolidated financial condition or results of operations that materially and adversely affects, or is reasonably likely to materially and adversely affect, Parent’s ability to discharge its Liabilities in accordance with the terms thereof, including its Liabilities under the Parent Notes.

5.7     Condition of the Business.    Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Purchaser acknowledges and agrees that Debtors are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article IV (as modified by the Schedules hereto), and each of Parent and Purchaser acknowledges and agrees that, except for the representations, warranties and covenants contained therein, the Company Capital Stock and the Business are being transferred on a “where is” and, as to condition, “as is” basis. Each of Parent and Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, each of Parent and Purchaser has relied on the results of its own independent investigation.

VI.     BANKRUPTCY COURT MATTERS

6.1     Bankruptcy Court Filings.    (a)   As promptly as practicable after the execution of this Agreement, but in no event later than the Petition Date, the Company shall, and shall cause the other Debtors to, commence the Bankruptcy Case and file the Plan and Disclosure Statement.

(b)        On the Petition Date, the Company and Opco shall file with the Bankruptcy Court a motion seeking entry of the Break-Up Fee Order and the DIP Loan Order, and the Company and Opco shall thereafter pursue diligently the entry of the Break-Up Fee Order and the DIP Loan Order. Parent and Purchaser agree that they will promptly take such actions as are reasonably requested by the Company to assist in obtaining entry of the Break-Up Fee Order and the DIP Loan Order. In the event the entry of the Break-Up Fee Order or the DIP Loan Order shall be appealed, the Company, Parent and Purchaser shall use their respective commercially reasonable efforts to defend such appeal, including opposing any stay requested in connection therewith.

6.2     Competing Transactions.    (a)  Notwithstanding any other provision hereof, prior to the Measurement Date, the Company may solicit, engage in discussions regarding or encourage the solicitation of Competing Transactions involving higher or better competing bids in accordance with the terms of this Section 6.2. Without limiting the generality or effect of the foregoing, the Company may furnish information to any Person other than Parent or Purchaser (a “Third Party”) (and its Representatives) in response to such Third Party’s written proposal regarding a Competing Transaction and engage in discussions or negotiations with a Third Party (and its Representatives) relating to any such proposal if the Company determines in good faith and consistent with its fiduciary duties (after consultation with outside counsel) that such Competing Transaction is reasonably expected to result in a Competing Transaction that the Company determines in good faith, after consulting in good faith with the Professionals for the First-Lien Debtholders and Second-Lien Debtholders, to be a higher or better proposal for the Company and its creditors than the transactions with Parent and Purchaser pursuant to the terms of this Agreement and the Plan.

(b)    Any Competing Transaction may not be deemed a higher or better offer than the transactions with Parent and Purchaser pursuant to the terms of this Agreement and the Plan, and no Debtor may enter into any Contract providing for any Competing Transaction, unless the Competing Transaction:

(i)        provides for equal treatment of all holders within each class of First-Lien Debt (including Purchaser) and Second-Lien Debt (except as any such holder may agree in writing in its sole discretion);

(ii)        (A) provides consideration in cash or its indubitable equivalent payable to the First-Lien Debtholders in an amount greater than or equal to the sum of First-Lien Debtholder Cash Amount and the First-Lien Noteholder Amount (such amount shall be calculated in the case of the Parent Notes assuming that Purchaser did not contribute the Contributed First-Lien Debt, but received a distribution thereon that was the same in kind and amount as that received by all other First-Lien Debtholders) and (B) provides aggregate consideration in cash or its indubitable equivalent payable to the Second-Lien Debtholders in an amount greater than or equal to the Second-Lien Debtholder Note Amount;

(iii)        provides for payment upon consummation of a Competing Transaction or termination of a Competing Transaction Plan or the Contract providing for a Competing Transaction to Purchaser in an amount equal to the Break-Up Fee;

(iv)        includes a written offer accompanied by definitive documentation which the Third Party has signed and the Company has determined it would, subject to the terms hereof, be willing to accept, and such offer is binding and irrevocable for not less than ten Business Days without material modification;

(v)        is accompanied by written evidence of available cash and such other evidence of ability to consummate the proposed Competing Transaction as the Company may reasonably request; and

(vi)        is not subject to any due diligence or financing contingency.

For purposes of this Section 6.2 (b), Parent Notes shall be valued as set forth in the Undertaking.

(c)        The Company shall keep Parent, Purchaser and the Professionals for the First-Lien Debtholders and Second-Lien Debtholders informed of such inquiries and proposals promptly, and in any event within 48 hours after the initial receipt thereof (including by providing copies of all written inquiries, proposals and offers, including the documentation relating thereto), and may not accept any proposal for a Competing Transaction without giving Parent and Purchaser not less than four Business Days’ prior written notice of the material terms thereof (including copies of all written documents providing therefor) and the opportunity to increase the consideration payable under this Agreement in response thereto.

(d)        In the event that the Company consummates (A) a Competing Transaction with a Third Party or (B) a transaction with Parent and Purchaser at an amount above the Purchase Price, any consideration above the Purchase Price shall be paid, subject to Sections 6.2(b)(i) and 6.2(b)(ii), (x) first, to the First-Lien Debtholders until the First-Lien Debt has been satisfied in full and (y) second, in the event that the First-Lien Debt has been satisfied in full, to the Second-Lien Debtholders until the Second-Lien Debt has been satisfied in full.

6.3     Break-Up Fee.     In the event that this Agreement is terminated pursuant to Section 3.4(h) or Section 3.4(i), the Company and Opco, jointly and severally, shall pay to Purchaser, upon the consummation of a Competing Transaction, a cash amount equal to $4.119 million, such amount being equal to 3% of the aggregate consideration payable hereunder, plus up to $1.0 million of Parent’s or Purchaser’s documented, reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby since July 1, 2008 (collectively, the “Break-Up Fee”); provided, however, that such expenses may not include costs and expenses (including attorneys fees and expenses) incurred by Parent or Purchaser, in connection with the litigation pending in United States District Court for the Northern District of Illinois among Parent, Purchaser, the Company, Opco and RPG Investment Holdings, LLC (“RPGI”) or any other litigation (except for litigation in the Bankruptcy Court or with respect to Excluded Liabilities) between Parent and its Affiliates, on one hand, and RPGI and its Affiliates, on the other hand. The Break-Up Fee shall constitute an administrative expense of Debtors under the Bankruptcy Code (which shall be a super-priority administrative expense claim with priority over any and all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code). Notwithstanding anything to the contrary contained herein, upon payment of the Break-Up Fee, the Company and its respective Representatives and Affiliates and Purchaser, Parent and their respective Representatives and Affiliates shall each be fully released and discharged from any Liability under or resulting from this Agreement and no such Person shall have any other remedy or cause of action under or relating to this Agreement or any applicable Law, including for reimbursement of expenses.

VII.    COVENANTS

7.1     Access to Information.    The Company agrees that, prior to the Closing Date, (i) Purchaser shall be entitled, through its officers, employees,

consultants and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and the Business and such examination of the books and records of the Company and the Business as it reasonably requests and to make extracts and copies of such books and records and (ii) the Company will provide Purchaser reasonable access and cooperation to plan for post-closing transition subject to reasonable limitations so as to minimize disruption to operations, employees, suppliers and customers, provided, however, that nothing herein shall obligate the Company or Opco to furnish information to Parent or Purchaser that either of them would not be obligated so to furnish under the confidentiality agreements, dated November 7, 2008, among Opco, Parent and each of Parent’s legal and financial advisors. Any such investigation and examination shall be conducted upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause its and the other Debtors’ respective officers, employees, consultants, agents, accountants, attorneys and other Representatives to cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination, and Purchaser and its Representatives shall cooperate with the Company and its Representatives and shall use their reasonable efforts to minimize any disruption to the Business.

7.2     Conduct of the Business Pending the Closing.    (a)  Except (i)  as set forth on Schedule 7.2(a), (ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement, or (iv) with the prior written consent of Purchaser, during the period from the date of this Agreement to the Closing, the Company shall and shall cause the other Debtors to:

(A)        conduct the Business only in the Ordinary Course of Business; and

(B)        use their commercially reasonable efforts to (1) preserve the present business operations, organization and goodwill of the Business and (2) preserve the present relationships with customers and suppliers of the Business.

(b)       Except (i) as set forth on Schedule 7.2(b), (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement, or (iv) with the prior written consent of Purchaser, during the period from the date of this Agreement to the Closing, the Company shall not, and shall cause the other Debtors not to:

(i)        (A)    increase the level of compensation of any director or officer of Debtor payable or to become payable by the Debtors to any of their respective directors or officers, except pursuant to existing Contracts, specifically listed on the Disclosure Schedule, (B) grant any bonus, benefit or other direct or indirect compensation to any director or officer that is not required by the terms of any existing Employee Benefit

Plan, (C) amend any Employee Benefit Plan to increase the coverage or benefits available thereunder or create any new Employee Benefit Plan, or (D) enter into any employment, deferred compensation, severance, individual consulting, non-competition or similar Contract (or amend any such Contract) to which any Debtor is a party or involving a director or executive officer of such Debtor, except, in each case, as required by any of the Employee Benefit Plans;

(ii)        make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or, except as may be required by the Code or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent financial statements or Tax Returns, as applicable;

(iii)        subject any of its assets to any Lien, except for Permitted Exceptions;

(iv)        other than in the Ordinary Course of Business, acquire any assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of its material assets (except pursuant to an existing Contract specifically listed on the Disclosure Schedule);

(v)        cancel or compromise any material debt or claim or waive or release any material right of Debtors;

(vi)        enter into any commitment for capital expenditures of a type that would be required to be disclosed in Section 4.6(h) of the Disclosure Schedule had such commitment been made prior to the date hereof in order to avoid a breach of Section 4.6(h);

(vii)        enter into, modify or terminate any labor or collective bargaining Contract or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

(viii)        enter into any Contract or other commitment to restrict or limit any Intellectual Property;

(ix)         engage in any transaction with any officer, director or Affiliate of any Debtor or any such individual other than the payment of compensation and benefits and the reimbursement of business expenses of officers and directors in the Ordinary Course of Business; or

(x)        agree to do anything prohibited by this Section 7.2 or do or agree to do anything that would cause the Company’s representations and warranties herein to be incorrect in any material respect.

(c)        The Company shall use its commercially reasonable efforts, and Purchaser shall, and Parent shall cause Purchaser to, cooperate with the Company, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 4.3(a), 4.3(b) and 8.1(d) hereof.

(d)        The Company shall not, and shall cause the other Debtors not to, make any payment on or in respect of any, or enter into any Contract relating to, Excluded Liability.

7.3     Regulatory Approvals.    (a) Parent, Purchaser and the Company shall (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten Business Days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) subject to the other provisions of this Section 7.3, comply, at the earliest practicable date, with any request under the HSR Act or other Antitrust Laws for additional information, documents or other materials received by each of them or any of their respective subsidiaries from Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. The

Company and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (the Company or Purchaser, as the case may be).

(b)        Subject to the other provisions of this Section 7.3, each of Parent, Purchaser and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). Subject to the other provisions of this Section 7.3, in connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is in violation of any Antitrust Law, each of Parent, Purchaser and the Company shall cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Parent, Purchaser and the Company decide that litigation is not in their respective best interests; provided, however, that if any such Legal Proceeding is instituted or threatened to be instituted by a Governmental Body, Purchaser and the Company shall each have the right to terminate this Agreement, in each case after consulting in good faith with the Professionals for the First-Lien Debtholders and the Second-Lien Debtholders. Subject to the other provisions of this Section 7.3, each of Parent, Purchaser and the Company shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions, consistent with the judgment of its counsel, as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, and subject to the Company’s and Purchaser’s right to terminate the Agreement and the other provisions of this Section 7.3, each of Parent, Purchaser and the Company agrees to use its commercially reasonable efforts, consistent with the judgment of its counsel, to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible. Without limiting the generality or effect of any other provision hereof, the Company and Purchaser also shall each have the right to terminate this Agreement if the Company’s costs and expenses with respect to compliance with a so-called “second request” for information under the HSR Act (a “Second Request”) would result in the Company needing financing in excess of the amount available under the DIP Loan Agreement and Parent or Purchaser, or any combination of First-Lien Debtholders or Second-Lien Debtholders (acting in each of their respective sole discretion), do not agree to pay or finance such amount.

   (c)        Notwithstanding the foregoing provisions of this Section 7.3, any other provisions of this Agreement or any implied duty of good faith or other legal doctrine, in no event shall Parent or Purchaser be required to agree to any of the following actions: (i) any prohibition of or limitation on the ownership or operation of any portion of the Debtors’, Parent’s or any of their respective Affiliate’s business or assets, (ii) any requirement that any of the Debtors, Parent or any of their respective Affiliates divest, hold separate or otherwise dispose of any portion of any of their respective business or assets, (iii) any limitation on Parent’s or Purchaser’s ability to acquire or hold, or exercise full rights of ownership of the Company Capital Stock, the Debtors, their respective assets or the Business, or (iv) any other limitation on the Debtors’, Parent’s or any of their respective Affiliate’s ability to effectively control its business or operations.

   (d)        In addition, notwithstanding the foregoing provisions of this Section 7.3 or any other provisions of this Agreement or any implied duty of good faith or other legal doctrine, in the event that any representative of Parent or Purchaser is informed by any representative of any Governmental Body with authority to act under the HSR Act (“HSR Authority”) that such HSR Authority has determined or intends to make a Second Request of Parent, Purchaser, any Debtor or any of their respective Affiliates, or a Second Request is made, Parent and Purchaser may, consistent with the judgment of their counsel, withdraw any filing previously made under the HSR Act in order to prevent the issuance of such Second Request and, in the event that Parent or Purchaser determine, consistent with the judgment of their counsel, they are unable to negotiate with the applicable HSR Authority a request for information that is not unduly burdensome, either Parent or Purchaser may terminate this Agreement upon notice to the Company, provided that it will be a precondition to Parent’s right to terminate this Agreement under this Section 7.3(d) that not later than 15 calendar days prior to such termination Parent shall have refiled under the HSR Act following such withdrawal (if requested by the Company and if the Company likewise so refiles).

   (e)        Parent shall make all filings required to be made by it in respect of the New Indenture under the Trust Indenture Act of 1939 (the “TIA”) and shall use its commercially reasonable efforts to cause (a) the New Indenture to be qualified thereunder and (b) the Parent Notes also to be eligible to be traded on the Depository Trust Corporation trading platform.

   (f)        Parent will pay the filing fee required to be paid under the HSR Act as contemplated hereby.

7.4        Further Assurances.    Subject to the other provisions of this Agreement, each of Parent, Purchaser and the Company shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.5        Publicity.    The initial press release announcing this Agreement shall be in the form expressly agreed to by the Company and Purchaser. None of the parties hereto shall publish any press release or similar statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Parent or the Company, as the case may be, disclosure is otherwise required by applicable Law, or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court, in connection with this Agreement, provided that the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

7.6        Supplementation and Amendment of Schedules.    The Company may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. From time to time prior to the Closing, the Company shall have the right to supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedule pursuant to this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 8.1(a).

7.7        Past Service Credit.    Parent and Purchaser agree that, with respect to all of its employee benefit programs and arrangements covering or otherwise benefiting any of the Employees on or after the Closing Date, service with Debtors and its Subsidiaries shall be counted for purposes of determining any period of eligibility to participate or to vest in benefits, including vacation rights, provided under such programs and arrangements.

7.8        Medical Plan.    Parent and Purchaser shall, and shall cause any of their Affiliates to, provide a medical plan as of the Closing Date so as to ensure uninterrupted coverage of all Employees. Such medical plan shall grant credit for amounts paid by participants under the Employee Benefit Plans during the applicable plan year preceding the Closing Date, and shall not exclude pre-existing conditions to the extent of coverage under the existing Employee Benefit Plans.

7.9        Severance Pay.    Parent and Purchaser shall, and shall cause any of their Affiliates to, maintain for a period of six months following the Closing Date severance pay plans providing substantially the same severance pay benefits to each Employee as provided under the severance pay plans described in Schedule 7.9.

7.10        Continuation of Cash Compensation and Employee Benefits.    Parent and Purchaser shall, and shall cause any of their Affiliates to, for a period of not less than six months following the Closing Date, provide each Employee with cash compensation and employee benefits that are substantially comparable in the aggregate as are in effect as of the Closing Date, provided, however, that nothing herein will (a) prohibit or otherwise effect the right of the Parent, Purchaser or any Debtor to terminate or amend any Employee Benefit Plans after the Closing in accordance with the terms thereof if and to the extent that Parent determines in good faith that such change is consistent with changes in its benefit plans generally and such action does not discriminate against Employees, or to substitute therefor benefits under any Parent plan that Parent determines in good faith does not discriminate between Employees and other similarly situated employees of Parent and its Subsidiaries or (b) to constitute a guarantee of employment after the Closing.

7.11        Characterization of Transactions.    Parent, Purchaser and the Debtors shall characterize the transactions contemplated by this Agreement for income tax purposes as contemplated by the Disclosure Statement and the Plan.

7.12        Material Pleadings; Material Contracts.    For so long as this Agreement is in effect, the Debtors shall not, without the written consent of the Purchaser (not to be unreasonably withheld or delayed), file any Material Pleading in the Bankruptcy Case or file a motion or motions with the Bankruptcy Court seeking to reject or assume a Material Contract.

7.13        Shareholder Liabilities.    For so long as this Agreement is in effect, Purchaser shall take the lead in litigating or negotiating any matters related to Shareholder Liabilities, including claims against the Debtors’ estates related thereto; provided, however, that Purchaser shall consult with Professionals for the First-Lien Debtholders and Second-Lien Debtholders in connection with any such litigation and shall not settle such litigation if the effect of such settlement decreases the recoveries of the First-Lien Debtholders or the Second-Lien Debtholders without the prior written consent of the Professionals for the First-Lien Debtholders and the Second-Lien Debtholders affected thereby. The Company shall cause each of the Debtors to reasonably cooperate with Parent and its counsel and the Professionals for the First-Lien Debtholders and Second-Lien Debtholders in any such litigation, proceedings or negotiations and, on behalf of itself and each of the other Debtors, hereby irrevocably authorizes Purchaser to settle any Claim relating to Shareholder Liabilities on such terms as Purchaser may determine, provided, however, that such settlement is subject to the occurrence of the Closing.

VIII.    CONDITIONS TO CLOSING

8.1        Conditions Precedent to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

   (a)        the representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and except for any breaches that, taken together, do not result in or constitute a Company Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

   (b)        the Company and Opco shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by the Company or Opco prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Company and Opco, dated the Closing Date, to the forgoing effect;

   (c)        the Company shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 3.2;

   (d)        since September 26, 2008, no Company Material Adverse Effect shall have occurred;

   (e)        Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that, to the best of his or her knowledge and belief after due inquiry, the representation of the Company and Opco in Section 4.9(h) is true and correct at and as of the Closing and Purchaser shall not have reasonable basis to believe that such certificate is not true and correct; and

   (f)        the condition set forth in Section 9.1(a) of the Plan shall have been satisfied (including Parent’s satisfaction with the terms of the Confirmation Order as provided in the Plan).

8.2        Conditions Precedent to Obligations of the Company.    The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

   (a)        the representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and except for any breaches that, taken together, do not result in or constitute a Purchaser Material Adverse Effect, and the Company shall have received a certificate signed by an authorized officer of each of Parent and Purchaser, dated the Closing Date, to the foregoing effect;

   (b)        Parent and Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent or Purchaser on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Parent and Purchaser, dated the Closing Date, to the foregoing effect;

   (c)        Purchaser shall have delivered, or Parent shall have caused to be delivered, to the Company all of the items set forth in Section 3.3; and

   (d)        the condition set forth in Section 9.1(a) of the Plan shall have been satisfied.

8.3        Conditions Precedent to Obligations of Parent, Purchaser and the Company.    The respective obligations of Purchaser and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and the Company in whole or in part to the extent permitted by applicable Law):

   (a)        there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

   (b)        the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated; and

   (c)        the New Indenture shall have been qualified under the TIA.

8.4        Frustration of Closing Conditions.    Neither the Company nor Purchaser may rely on the failure of any condition set forth in Sections 8.1, 8.2 or

8.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

IX.    MISCELLANEOUS

9.1        No Survival of Representations and Warranties.    The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof, provided, however, that for the avoidance of doubt such termination shall not affect any party’s rights under the Plan.

9.2        Expenses.    Except as otherwise provided in this Agreement; each of the Company, Parent and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby.

9.3        Injunctive Relief.    Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any party hereto shall be entitled to seek injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 9.3 shall be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement.

9.4        Submission to Jurisdiction; Consent to Service of Process.    (a) Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 9.8 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

   (b)        Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.8.

9.5        Waiver of Right to Trial by Jury.    Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

9.6        Entire Agreement; Amendments and Waivers.    This Agreement (including the schedules and exhibits hereto) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

9.7        Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

9.8        Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

   If to the Company, to:

   Recycled Paper Greetings, Inc.

   111 N. Canal Street

   Suite 700

   Chicago, Illinois 60606

   Facsimile No. (773) 281-7140

   Attention:  Camille Cleveland, Esq.

       General Counsel

   With a copy (which shall not constitute notice) to:

   Weil, Gotshal & Manges LLP

   767 Fifth Avenue

   New York, NY    10153

   Facsimile No.:    (212) 310-8007

   Attention:  Ted S. Waksman, Esq.

       Michael F. Walsh, Esq.

   If to Purchaser or Parent, to:

   American Greetings Corporation

   One American Road

   Cleveland, Ohio    44144

   Facsimile No.:    (216) 252-6777

   Attention:  Catherine M. Kilbane, Esq.

       General Counsel

   With a copy (which shall not constitute notice) to:

   Jones Day

   222 East 41 st Street

   New York, NY 10017

   Facsimile No.: (212) 755-7306

   Attention:   Robert A. Profusek

9.9        Severability.    If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.10        Binding Effect; Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement, provided, however, that the First-Lien Debtholders and the Second-Lien Debtholders party to the Undertaking may, if approved by the holders of two-thirds of the outstanding Indebtedness in either such class (excluding Purchaser) enforce the rights to consultation with any respective Professionals specifically set forth in Section 6.2 and the limitations in clause (iii) of Section 3.4(a), solely to the extent set forth in this proviso, are intended third-party beneficiaries of such provision. No assignment or delegation of this Agreement or of any rights or obligations hereunder may be made by either the Company, Parent or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment or delegation without the required consents shall be void, provided that Purchaser may assign or delegate some or all of its rights or obligations hereunder to one or more Subsidiaries formed by it prior to the Closing. No assignment or delegation of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment or delegation, the references in this Agreement to the Company, Parent or Purchaser shall also apply to any such assignee or delegatee unless the context otherwise requires.

9.11        Non-Recourse.    No past, present or future director, officer, employee or incorporator of the Company, Parent or Purchaser will have any liability for any obligations or liabilities of any party to this Agreement or any Exhibit hereto, such obligations being solely of the parties hereto.

9.12        Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

AMERICAN GREETINGS CORPORATION

By:	/s/Zev Weiss
Name: Zev Weiss
Title: CEO

LAKESHORE TRADING COMPANY

By:	/s/Zev Weiss
Name: Zev Weiss
Title: CEO

RPG HOLDINGS, INC.

By:	/s/Jude Rake
Name: Jude Rake
Title: CEO

RECYCLED PAPER GREETINGS, INC.

By:	/s/Jude Rake
Name: Jude Rake
Title: CEO

The Petition Date:

January 2, 2009

The Registrant will furnish supplementally to the Commission copies of any omitted Schedule or Exhibit to this Agreement upon the Commission’s request.